SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2003

MOOG INC.
 (Exact name of registrant as specified in its charter)

New York	1-5129	16-0757636
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

East Aurora, New York	14052-0018
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (716) 652-2000

N/A
 (Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On March 26, 2003, the holders of Moog Inc.'s (the "Company") 10% Senior Subordinated Notes (the "Notes"), due in 2006, were notified of the Company's intention to call in and retire all of its outstanding Notes. The Notes, which are in the principal amount of $120 million, will be repurchased at par on May 1, 2003 pursuant to an early redemption right. Interest will be paid on the Notes through the redemption date. The trustee for the Notes is the U.S. Bank Trust National Association.

The Notes will be redeemed using proceeds drawn on recently amended bank credit facilities. As of March 3, 2003, the Company's Amended and Restated Loan Agreement provides for a $315 million revolving credit facility and a $75 million term loan facility, which replaces the previous $265 million revolving credit facility and a term loan facility with $41.25 million remaining. The Amended and Restated Loan Agreement is for five years through March 2008, with interest based upon LIBOR plus a spread dependent on the relationship of total debt, net of cash, to EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization), as defined. The spread as of March 3, 2003 was 175 basis points. Upon the retirement of the Notes in May, the Company estimates that approximately $100 million of the revolving credit facility will be unused.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.
Dated: March 26, 2003	By: /s/ Donald R. Fishback
Name: Donald R. Fishback
Controller